Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

Pricing Supplement dated April 17, 2024 (To Stock-Linked Underlying Supplement dated September 5, 2023, Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce Trigger Autocallable Contingent Yield Notes

$3,455,000 Notes Linked to the Common Stock of Prudential Financial, Inc. due on April 25, 2025

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the performance of the common stock of Prudential Financial, Inc. (the “Reference Stock”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. CIBC will pay a quarterly Contingent Coupon if the Closing Price of the Reference Stock on the applicable Coupon Determination Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. CIBC will automatically call the Notes if the Closing Price of the Reference Stock on any quarterly Call Observation Date, commencing on July 17, 2024 is greater than or equal to the Initial Price. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price of the Reference Stock is greater than or equal to the Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Contingent Coupon. If the Final Price is less than the Downside Threshold, CIBC will deliver to you a number of shares of the Reference Stock per Note equal to the quotient of (i) the principal amount divided by (ii) the Initial Price (the “Share Delivery Amount”), the value of which is expected to be worth significantly less than your principal amount, resulting in a loss of a significant portion or all of your initial investment. Any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Price.

Investing in the Notes involves significant risks. CIBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your principal amount. You will be exposed to the market risk of the Reference Stock on each Coupon Determination Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or automatic call. Any payments or delivery on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: CIBC will pay a quarterly Contingent Coupon payment if the Closing Price of the Reference Stock on the applicable Coupon Determination Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
❑	Automatically Callable: CIBC will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Closing Price of the Reference Stock on any quarterly Call Observation Date, commencing on July 17, 2024, is greater than or equal to the Initial Price. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Final Price of the Reference Stock is not less than the Downside Threshold on the Final Valuation Date, CIBC will pay you the principal amount at maturity plus the final Contingent Coupon. If the Final Price of the Reference Stock on the Final Valuation Date is less than the Downside Threshold, CIBC will deliver to you a number of shares of the Reference Stock per Note equal to the Share Delivery Amount (with cash paid in lieu of any fractional share), the value of which is expected to be worth significantly less than the principal amount, resulting in a loss of a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the Final Valuation Date will be equal to the percentage decline of the Reference Stock from the Initial Price to the Final Price. The contingent repayment of principal only applies if you hold the Notes until maturity or automatic call. Any payments or delivery on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Key Dates

Trade Date	April 17, 2024
Settlement Date	April 22, 2024
Coupon Determination Dates[1]	Quarterly, commencing on July 17, 2024
Call Observation Dates[1]	Quarterly, commencing on July 17, 2024
Final Valuation Date[1]	April 17, 2025
Maturity Date[1]	April 25, 2025

[1] See page PS-4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have SAME downside MARKET risk AS the Reference Stock, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF CIBC. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Reference Stock	Contingent Coupon Rate	Initial Price	Downside Threshold	Coupon Barrier	Share Delivery Amount(1)	CUSIP	ISIN
Common Stock of Prudential Financial, Inc. (“PRU”)	10.25% per annum	$107.35	$85.88, which is 80.00% of the Initial Price	$85.88, which is 80.00% of the Initial Price	9.3153 shares per Note	13608Q309	US13608Q3092

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

(1) Equal to $1,000 divided by the Initial Price, rounded to the nearest ten thousandth of one share. If you receive the Share Delivery Amount at maturity, any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Price. The Share Delivery Amount and the Initial Price are subject to adjustments in the case of certain corporate events, as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement”.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is $967.90 per $1,000.00 principal amount of the Notes, which is less than the price to public. See “Key Risks—General Risks” beginning on page PS-8 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on page PS-15 of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Common Stock of Prudential Financial, Inc.	$3,455,000.00	$1,000.00	$51,825.00	$15.00	$3,403,175.00	$985.00

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS - 15 of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the Stock-Linked Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098174/tm2322483d90_424b5.htm

♦	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

♦	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the price of the Reference Stock will be greater than or equal to the Coupon Barrier on most or all of the Coupon Determination Dates and greater than or equal to the Downside Threshold on the Final Valuation Date.

♦	You are willing to receive the Share Delivery Amount at maturity, the value of which is expected to be worth significantly less than your principal amount, resulting in the loss of a significant portion or all of your initial investment.

♦	You understand and accept that you will not participate in any appreciation in the price of the Reference Stock, and your potential return is limited to the Contingent Coupon payments.

♦	You are willing to invest in the Notes based on the Coupon Barrier and Downside Threshold and the Contingent Coupon Rate indicated on the cover hereof.

♦	You are willing to hold the Notes that may be automatically called on any quarterly Call Observation Date, commencing on July 17, 2024, on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with the Reference Stock.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on the Reference Stock and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the price of the Reference Stock will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Determination Dates and below the Downside Threshold on the Final Valuation Date.

♦	You are not willing to receive the Share Delivery Amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless, resulting in the loss of a significant portion or all of your initial investment.

♦	You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Coupon Barrier and Downside Threshold or the Contingent Coupon Rate indicated on the cover hereof.

♦	You are unable or unwilling to hold the Notes that will be automatically called on any quarterly Call Observation Date, commencing on July 17, 2024, on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with the Reference Stock.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on the Reference Stock and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments or delivery on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Final Terms

Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$1,000 per Note
Term:	Approximately one year, unless earlier called.
Trade Date:	April 17, 2024
Settlement Date:	April 22, 2024
Final Valuation Date[1]:	April 17, 2025
Maturity Date[1]:	April 25, 2025
Reference Asset:	The common stock of Prudential Financial, Inc. (Ticker: “PRU”) (the “Reference Stock”)
Automatic Call Feature / Call Observation Dates / Call Payment Date:

The Notes will be automatically called if the Closing Price of the Reference Stock on any quarterly Call Observation Date, commencing on July 17, 2024, is greater than or equal to the Initial Price. Each Coupon Determination Date will also be a Call Observation Date. You will not receive any notice from us if the Notes are automatically called.

If the Notes are called, CIBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates:	Two business days following the applicable Coupon Determination Date, except that as to the final Coupon Determination Date, the Coupon Payment Date will be the Maturity Date. The Coupon Determination Dates and the Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate:	10.25% per annum (or 2.5625% per quarter)

Contingent Coupon:

If the Closing Price of the Reference Stock is greater than or equal to the Coupon Barrier on any Coupon Determination Date, CIBC will pay you the Contingent Coupon applicable to that Coupon Determination Date.

If the Closing Price of the Reference Stock is less than the Coupon Barrier on any Coupon Determination Date, the Contingent Coupon applicable to that Coupon Determination Date will not be payable and CIBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon is $25.625 per quarter per Note. The following table sets forth the Coupon Determination Dates and the Coupon Payment Dates.

Coupon Determination Dates[1]	Coupon Payment Dates[1]
July 17, 2024	July 19, 2024
October 17, 2024	October 21, 2024
January 17, 2025	January 22, 2025
April 17, 2025	April 25, 2025

Contingent Coupon payments on the Notes are not guaranteed. CIBC will not pay you the Contingent Coupon for any Coupon Determination Date on which the Closing Price of the Reference Stock is less than the Coupon Barrier.

Payment at Maturity (per $1,000 Note):

If the Notes are not called, for each $1,000 principal amount of the Notes:

If the Final Price is greater than or equal to the Downside Threshold, you will receive a cash payment on the Maturity Date calculated as follows:

$1,000 + final Contingent Coupon.

If the Final Price is less than the Downside Threshold, CIBC will deliver to you a number of shares of the Reference Stock (with cash paid in lieu of any fractional share) equal to:

Share Delivery Amount

In this case, you will receive the Share Delivery Amount, the value of which is expected to be worth significantly less than the principal amount, resulting in a loss of a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the Final Valuation Date will be equal to the percentage decline of the Reference Stock from the Initial Price to the Final Price.

Share Delivery Amount (per Note)[2]:

A number of shares of the Reference Stock equal to the quotient of (i) the principal amount divided by (ii) the Initial Price, rounded to the nearest ten thousandth of one share, as indicated on the cover hereof.

Any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Price.

Reference Return:	Final Price - Initial Price

1 Each Coupon Determination Date, Call Observation Date and Coupon Payment Date, including the Final Valuation Date and the Maturity Date, is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Reference Stock” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

2 As determined by the calculation agent and as may be adjusted in the case of certain corporate events as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.

Initial Price

Downside Threshold:	80.00% of the Initial Price, as indicated on the cover hereof.
Coupon Barrier:	80.00% of the Initial Price, as indicated on the cover hereof.
Initial Price:

The Closing Price of the Reference Stock on the Trade Date, as indicated on the cover hereof. The Initial Price is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock, as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.

Final Price:	The Closing Price of the Reference Stock on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce

Investment Timeline

The Initial Price was observed and the terms of the Notes were determined.

If the Closing Price of the Reference Stock is greater than or equal to the Coupon Barrier on any Coupon Determination Date, CIBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will be automatically called if the Closing Price of the Reference Stock on any Call Observation Date, commencing on July 17, 2024, is greater than or equal to the Initial Price.

If the Notes are called, CIBC will pay you a cash payment per Note equal to $1,000.00 plus the Contingent Coupon otherwise due on that date.

The Final Price and the Reference Return are determined on the Final Valuation Date.

If the Notes have not been called and the Final Price is greater than or equal to the Downside Threshold, CIBC will repay the principal amount equal to $1,000.00 per Note plus the final Contingent Coupon.

If the Notes have not been called and the Final Price is below the Downside Threshold, CIBC will deliver to you a number of shares of the Reference Stock (with cash paid in lieu of any fractional share) per Note, equal to:

Share Delivery Amount

In this case, you will receive the Share Delivery Amount, the value of which is expected to be worth significantly less than the principal amount, resulting in a loss of a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the Final Valuation Date will be equal to the percentage decline of the Reference Stock from the Initial Price to the Final Price.

Investing in the Notes involves significant risks. You may lose some or all of your principal amount AT MATURITY. Any paymentS or delivery on the Notes, including any repayment of principal, ARE subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of the Reference Stock on each Coupon Determination Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Price is greater than or equal to the Downside Threshold. If the Notes are not called and the Final Price is less than the Downside Threshold, CIBC will deliver to you a number of shares of the Reference Stock per Note equal to the Share Delivery Amount (with cash paid in lieu of any fractional share), the value of which is expected to be worth significantly less than your principal amount and could be worthless. If you receive the Share Delivery Amount, the percentage loss on your initial investment, as of the Final Valuation Date, will be equal to the percentage decline of the price of the Reference Stock from the Initial Price to the Final Price. Additionally, in the event that the Final Price is less than the Downside Threshold, any decline in the price of the Reference Stock from the Final Valuation Date to the Maturity Date will cause your return on the Notes to be less than the return you would have received had CIBC instead paid you the cash value of the Share Delivery Amount as of the Final Valuation Date. In addition, there is no assurance that an active trading market will continue for shares of the Reference Stock or that there will be liquidity in that trading market.

♦	The Contingent Repayment of Principal Applies Only Upon an Automatic Call or at Maturity — You should be willing to hold your Notes to an automatic call or maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the price of the Reference Stock at that time is above the Downside Threshold.

♦	You May Not Receive any Contingent Coupons — CIBC will not necessarily make periodic coupon payments on the Notes. If the Closing Price of the Reference Stock on a Coupon Determination Date is less than the Coupon Barrier, CIBC will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If the Closing Price of the Reference Stock is less than the Coupon Barrier on each of the Coupon Determination Dates, CIBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Reference Stock will rise or fall. There can be no assurance that the Closing Price of the Reference Stock will be greater than or equal to the Coupon Barrier on any Coupon Determination Date or, if the Notes have not been called, that the Final Price will be greater than or equal to the Downside Threshold. The price of the Reference Stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Stock. You should be willing to accept the risk of not receiving any Contingent Coupons and losing a significant portion or all of your initial investment.

♦	Your Potential Return on the Notes Is Limited to Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Reference Stock— The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of the Reference Stock. In addition, your total return on the Notes will vary based on the number of Coupon Determination Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as July 17, 2024, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Reference Stock even though you cannot participate in any potential appreciation in the price of the Reference Stock. In addition, if the Notes have not been previously called and if the price of the Reference Stock is less than the Initial Price, as the Maturity Date approaches and the remaining number of Coupon Determination Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of the Reference Stock to increase to the Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

♦	Unless and Until You Receive the Share Delivery Amount on the Maturity Date, As a Holder of the Notes, You Will Not Have Any Ownership Interest or Rights in the Reference Stock – Unless and until you receive the Share Delivery Amount on the Maturity Date, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any payments or deliveries on your Notes. Similarly, you will not have voting rights or any other rights of a holder of the Reference Stock.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Reference Stock with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —“Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock. The greater the expected volatility with respect to the Reference Stock on the Trade Date, the higher the expectation as of the Trade Date that the price of the Reference Stock could close below the Coupon Barrier on a Coupon Determination Date, resulting in no Contingent Coupons payable on the Notes, or below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of the Reference Stock with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Reference Stock can change significantly over the term of the Notes. The price of the Reference Stock for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Reference Stock and the potential to lose some or all of your principal at maturity.

Reference Stock Risks

♦	Single Stock Risk – The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stock and its issuer, please see “Information About the Reference Stock” in this free writing prospectus and the issuer’ SEC filings referred to in those sections.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to the Reference Stock that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the Reference Stock. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the price of the Reference Stock, and therefore, the market value of the Notes. These trading and other business activities, if they affect the price of the Reference Stock or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes were set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the price of the Reference Stock and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting the Reference Stock has occurred, and make a good faith estimate in its sole discretion of the Closing Price of the Reference Stock if a scheduled Call Observation Date or the Final Valuation Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to the Reference Stock if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Reference Stock” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain. Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-15 of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the price of the Reference Stock, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on page PS-15 of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date, and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-15 of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 5 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦

Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or automatic call. These factors include the price of the Reference Stock; the volatility of the Reference Stock; the dividend rate paid on the Reference Stock; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or automatic call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to the Initial Price. The hypothetical terms used below are not the actual terms. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Price or the Closing Price of the Reference Stock on any Coupon Determination Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Stock. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $1,000.00 Note on a hypothetical offering of the Notes, based on the following terms:

Investment Term:	Approximately one year (unless earlier called)
Hypothetical Initial Price:	$100
Contingent Coupon Rate:	10.25% per annum (or 2.5625% per quarter)
Contingent Coupon:	$25.625 per quarter
Coupon Determination Dates:	Quarterly
Call Observation Dates:	Quarterly, commencing on July 17, 2024
Hypothetical Coupon Barrier:	$80.00 (80.00% of the Initial Price)
Hypothetical Downside Threshold:	$80.00 (80.00% of the Initial Price)
Share Delivery Amount:	10.00 shares per Note (Principal Amount / Initial Price)

Example 1: The Notes are called on the second Call Observation Date, which corresponds to the second Coupon Determination Date.

Date	Closing Price	Payment (per Note)
First Coupon Determination Date (and First Call Observation Date)	$85 (at or above Coupon Barrier; below Initial Price)	$25.625 (Contingent Coupon) – Notes are not callable
Second Coupon Determination Date (and Second Call Observation Date)	$120 (at or above Coupon Barrier and Initial Price)	$1,025.625 (Settlement Amount)
Total Payment: $1,051.25 (5.125% return)

Since the Notes are called on the second Coupon Determination Date (which is the second Call Observation Date), CIBC will pay you on the Call Payment Date a total of $1,025.625 per Note. When added to the Contingent Coupon payment of $25.625 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $1,051.25 per Note, for a 5.125% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2: The Notes are not called and the Final Price is at or above the Coupon Barrier and Downside Threshold.

Date.	Closing Price	Payment (per Note)
First Coupon Determination Date (and First Call Observation Date)	$85 (at or above Coupon Barrier; below Initial Price)	$25.625 (Contingent Coupon) – Notes are not callable
Second and Third Coupon Determination Dates (and Second and Third Call Observation Dates)	Various (below Coupon Barrier; below Initial Price)	$0.00– Notes are not automatically called
Final Valuation Date	$85 (at or above Coupon Barrier and Downside Threshold; below Initial Price)	$1,025.625 (Payment at Maturity)
Total Payment: $1,051.25 (5.125% return)

At maturity, CIBC will pay you a total of $1,025.625 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $25.625 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $1,051.25 per Note, for a 5.125% total return on the Notes.

Example 3: The Notes are not called and the Final Price is below the Coupon Barrier and Downside Threshold.

Date	Closing Price	Payment (per Note)
First Coupon Determination Date (and First Call Observation Date)	$90 (at or above Coupon Barrier; below Initial Price)	$25.625 (Contingent Coupon) – Notes are not callable
Second and Third Coupon Determination Dates (and Second and Third Call Observation Dates)	Various (below Coupon Barrier; below Initial Price)	$0.00 – Notes are not automatically called
Final Valuation Date	$40 (below Coupon Barrier, Downside Threshold and Initial Price)	Share Delivery Amount: 10 shares (Cash value of those shares based on the Final Price = $40.00 × 10 shares = $400.00)*
Total Payment and/or Delivery: $425.625 (-57.4375% return)*

* Represents the cash value of the Share Delivery Amount as of the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the price of the Reference Stock on the Maturity Date.

Since the Notes are not called and the Final Price is below the Downside Threshold, at maturity CIBC will deliver the Share Delivery Amount (with cash paid in lieu of any fractional share, equal to the product of such fractional share and the Final Price). When added to the Contingent Coupon payment of $25.625 received in respect of the first Coupon Determination Date, the value of the Share Delivery Amount as of the Final Valuation Date and the Contingent Coupon received from CIBC would be worth a total of $425.625 per Note, for a -57.4375% total return on the Notes.

Information About the Reference Stock

The information below is a brief description of the Reference Stock. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Reference Stock Issuer is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuer can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the Notes and does not relate to any securities of the Reference Stock Issuer. None of us, CIBCWM or any of our other affiliates has participated or will participate in the preparation of the Reference Stock Issuer’s publicly available documents. None of us, CIBCWM or any of our other affiliates has made any due diligence inquiry with respect to the Reference Stock Issuer in connection with the offering of the Notes. None of us, CIBCWM or any of our other affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Reference Stock Issuer are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Reference Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock Issuer could affect the price of the Reference Stock and therefore could affect your return on the Notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, the prospectus supplement or the underlying supplement. The selection of the Reference Stock is not a recommendation to buy or sell shares of the Reference Stock.

Prudential Financial, Inc.

Prudential Financial, Inc. provides financial services throughout the United States and several locations worldwide. The company offers a variety of products and services, including life insurance, mutual funds, annuities, pension, and retirement related services, as well as administration and asset management. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1137774. This Reference Stock trades on the New York Stock Exchange under the symbol “PRU.”

Historical Performance of the Reference Stock

The graph below illustrates the performance of the Reference Stock from January 1, 2019 to April 17, 2024, based on the daily Closing Prices as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On April 17, 2024, the Closing Price of the Reference Stock was $107.35, which is the Initial Price. The green line indicates the Coupon Barrier and Downside Threshold of $85.88, which is equal to 80.00% of the Initial Price. The historical performance of the Reference Stock should not be taken as an indication of its future performance, and no assurances can be given as to the price of the Reference Stock at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your investment.

Historical Performance of the Reference Stock

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year. Although the tax treatment of the Contingent Coupon payments is unclear, we intend to treat any Contingent Coupon payments, including on the Maturity Date or upon an automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the revised proposals with respect to “hybrid mismatch arrangements” included in the proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on November 28, 2023 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in draft form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary assumes that neither the Reference Stock, nor any other stock substituted for the Reference Stock as described under “Certain Terms of the Notes—Anti-Dilution Adjustments—Reorganization Events” in the underlying supplement, will be “taxable Canadian property”, as defined in the Canadian Tax Act of a Non-Resident Holder, at any relevant time.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well. This summary does not discuss any tax considerations which may be applicable to the acquisition, holding or disposition of the Reference Stock (or any stock substituted therefor) acquired by a Non-Resident Holder on payment of the Share Delivery Amount at maturity, if applicable. Non-Resident Holders should consult their own tax advisors in this regard.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the Notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes is lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.